INDEMNIFICATION AGREEMENT

               This Indemnification Agreement (the "Agreement") is made between and among Hallmark Financial Services, Inc., a Nevada corporation, and American Hallmark General Agency, Inc., a Texas corporation ("American Hallmark"), acting jointly and severally (singly and collectively herein termed "Indemnitor" or "Indemnitors"), and Robert D. Campbell and Margaret W. Jones ("Indemnitee" or "Indemnitees", as appropriate).

               WHEREAS,   Indemnitees  are   shareholders,  directors   and
          officers of American Hallmark Agencies, Inc. ("Company") a Texas corporate local recording agency; and

               WHEREAS, Company provides a facility to market certain insurance products under the supervision of Indemnitors pursuant to the terms of a facilities and services agreement between Indemnitors and Company; and

               WHEREAS, since such  facility provided  by Company  benefits
          both  Indemnitors,  Indemnitors  are   willing  to  provide   the
          indemnification herein; and

               NOW, THEREFORE, in consideration of the foregoing and other good and valuable considerations, Indemnitors agree as follows:

          1. Acknowledgment of Consideration. Indemnitors acknowledge that the facility for solicitation of insurance business provided by the Company will directly benefit Indemnitors and that the indemnification provided herein is a condition precedent for the Company to enter into the such agreement with Indemnitors.

          2. Indemnification. Indemnitors shall indemnify, defend, and hold Indemnitees harmless for any loss, liabilities, or damages due to or arising from their positions as shareholders, directors, or officers of the Company, or any other loss, liability, or damage arising from the agreement between Indemnitors and the Company, provided that any such loss, liability, or damage does not arise from, or is not due substantially to the wrongful act of the Indemnitee seeking indemnification separately for loss, liability, or damages arising from his or her separate and individual positions as shareholder, director, or officer of the
               Company. It is understood that the act of one Indemnitee does not affect the right of the other Indemnitee for purposes of seeking indemnification hereunder.

          3.   Primary  Obligation.   Indemnitees  may,  at  their  option,
               proceed directly against Indemnitors for any right of indemnification provided herein without being required to proceed first against another Indemnitor or another party
               primarily liable.   It is understood that  Indemnitors shall
               have  rights of subrogation for any indemnification provided
               hereunder   and  may  proceed  to  recover  any  such  loss,
               liability, or damage indemnified hereunder in the name of either Indemnitee, as appropriate, and such Indemnitee shall provide full cooperation to Indemnitor.
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          4.   Attorney's   Fees.    The  prevailing  party  in  any  legal
               proceeding necessary to enforce or interpret the terms of this Agreement shall be entitled to reasonable attorney's fees and court costs, in addition to any other recoveries allowed by law, from the opposing party.

          5. Governing Law. The laws of the state of Texas shall govern this Agreement, and venue shall lie in Dallas County, Texas. Jurisdiction and venue for actions brought hereunder shall be in Dallas County, Texas.


               Executed as of the date set forth below effective the __________ day of ________________, 199_.

                                   INDEMNITORS

          DATED:                   AMERICAN HALLMARK GENERAL AGENCY, INC.



                                   By

                                   Its


          DATED:                   HALLMARK FINANCIAL SERVICES, INC.



                                   By

                                   Its



                                   INDEMNITEES

          DATED:                   ROBERT D. CAMPBELL



          DATED:                   MARGARET W. JONES